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                                                                 EXHIBIT 99.2


                  [BIODYNAMICS INTERNATIONAL, INC. LETTERHEAD]





                                  NEWS RELEASE

RELEASE:  Immediate                                          NASDAQ:     BDYN

CONTACT: Robert Sicignano
         (813) 979-0016 Ext. 238

          BIODYNAMICS INTERNATIONAL AND MUSCULOSKELETAL TRANSPLANT
                FOUNDATION SIGN DURA MATER RECOVERY AGREEMENT
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TAMPA, FLORIDA - (March 31, 1997) - Biodynamics International, Inc. today announced that they have executed an agreement with the Musculoskeletal Transplant Foundation (MTF), Edison, New Jersey, for the recovery of dura mater tissue. Under the terms of the agreement, MTF recovery organizations will commence the recovery of dura mater throughout the United States, following the strict guidelines of the U.S. Food & Drug Administration (FDA) and the American Association of Tissue Banks (AATB), effective immediately.

Biodynamics will process these tissues utilizing the Company's proprietary and patented Tutoplast(R) process for distribution in the U.S. market. Tutoplast(R) processed bioimplants have been used safely for over 25 years in more than 750,000 patients. Many consider the Tutoplast(R) process as the "gold standard" for the production of safe, high-quality bioimplants. Dura mater is a regulated medical device with 510(k) clearance from the U.S. Food & Drug Administration.

"The execution of this agreement with MTF, the largest tissue recovery organization in the U.S., has the potential to greatly increase the supply of Tutoplast(R) dura mater to the surgical community," Karl H. Meister, Biodynamics' CEO stated. "Tutoplast(R) dura mater has long been considered the allograft of choice in neurosurgical applications for wound closure."

Biodynamics International, Inc. is a world leader in safe bioimplants for tissue repair, with offices in Tampa, Florida and Erlangen, Germany, processing and manufacturing facilities in Alachua, Florida and Neunkirchen, Germany and worldwide distribution.
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